Exhibit 10.10

Agreement Number:

AGREEMENT

between

Fiserv Solutions, Inc.

255 Fiserv Drive

Brookfield, WI  53045-5815

and

Coastal Carolina National Bank, In organization

2305 North Oak Street

Myrtle Beach, SC

Master 2008

AMENDMENT NO. 1 TO AGREEMENT

AMENDMENT NO. 1 dated as of July 21, 2008 (“Amendment”) between Fiserv Solutions, Inc., a Wisconsin corporation (“Fiserv”), and Coastal Carolina National Bank, a proposed National Bank, with offices located at 2305 North Oak Street, Myrtle Beach, SC (“Client”), to the Agreement dated July 21, 2008 between Fiserv and Client (as amended through the date hereof, the “Agreement”).

WHEREAS, Fiserv and Client entered into the Agreement for Fiserv’s provision of outsource services to Client; and

WHEREAS, Fiserv and Client wish to amend the Agreement.

NOW, THEREFORE, Fiserv and Client hereby agree as follows:

1.                                       Defined Terms.  Unless otherwise defined herein, capitalized terms used herein shall have the same meanings assigned them in the Agreement.

2.                                       Special Termination.  The following new Section 9(g) is hereby added to the Agreement:

(g)  Special Termination.  If Client does not receive all required regulatory approvals to commence banking operations, or does not meet its initial capital requirements, this Agreement shall be terminated upon written notice from Client to Fiserv.  Client shall not be required to pay termination fees to Fiserv; provided, however, that Client shall compensate Fiserv for all fees, costs and other expenses (including without limitation travel, out-of-pocket, telecommunication and third party costs incurred by Fiserv) associated with Fiserv’s efforts to prepare for and implement Client on the Fiserv Services.

3.                                       Amendment.  This Amendment is intended to be a modification of the Agreement.  Except as expressly modified herein, the Agreement shall remain in full force and effect.  In the event of a conflict between the terms of this Amendment and the Agreement, this Amendment shall control.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date indicated below.

For Client:		For Fiserv:

Coastal Carolina National Bank, In Organization		FISERV SOLUTIONS, INC.

By:		By:
Name:	Ms. Holly Schreiber	Name:	Jerry C. Tull
Title:	CFO	Title:	EVP – ITI Outsourcing, Southeast Region
Date:		Date:

Coastal Carolina National Bank, In Organization

MASTER AGREEMENT

MASTER AGREEMENT (“Agreement”) dated as of July 21, 2008 (“Effective Date”) between Fiserv Solutions, Inc., a Wisconsin corporation with offices located at 5335 Triangle Parkway, Norcross, GA  30092 (“Fiserv”), and Coastal Carolina National Bank, In organization, a Proposed National Bank with offices located at 2305 North Oak Street, Myrtle Beach, SC (“Client”).

Fiserv and Client hereby agree as follows:

1.  Fiserv Services.  Fiserv, itself and through its affiliates, agrees to provide Client, and Client agrees to obtain from Fiserv the services (“Services”) and products (“Products”) (collectively, “Fiserv Services”) described in the attached Exhibits.  Exhibits attached as of the Effective Date are listed below.  The Exhibits set forth specific terms and conditions applicable to the Services and/or Products.  The parties may add services and products to this Agreement by signing an appropriate Exhibit to this Agreement.

Exhibit A – Account Processing Services

Exhibit B – Item Processing Services

Exhibit C – Signature Debit Services

Exhibit D – Core Provider Questionnaire

Exhibit E – Final Proposal

Exhibit H – Disaster Recovery Services

Exhibit O – E-Commerce Services

Exhibit Z –  Item Processing Clearing Services

2.  Fees for Fiserv Services.  (a) General.  Client agrees to pay Fiserv all of the following (collectively, “Fees”):

(i) Estimated fees (unless otherwise set forth in the Exhibits) for Fiserv Services for the following month as specified in the Exhibits. Fiserv shall timely reconcile estimated fees paid by Client for Fiserv Services against the fees and charges actually due Fiserv based on Client’s actual use of Fiserv Services for such month.  Fiserv shall either issue a credit to Client or provide Client with an invoice for any additional fees or other charges owed.  Fiserv may change the estimated amount of fees billed as appropriate to reflect changes in actual use of Fiserv Services.

(ii) Out-of-pocket and other additional charges for the month pursuant to Section 2(b).

(iii) Taxes as defined in Section 2(c).

Fees may be increased from time to time as set forth in the Exhibits.  Fiserv may increase its fees in excess of amounts listed in the Exhibits in the event that Fiserv implements major system enhancements to comply with changes in law, government regulation, or industry practices.

(b) Additional Charges.  Fees for out-of-pocket expenses, such as telephone, microfiche, courier, and other charges reasonably incurred by Fiserv for goods or services obtained by Fiserv on Client’s behalf shall be billed to Client at cost plus the applicable Fiserv administrative fee, if any, set forth in the Exhibits.  Such out-of-pocket expenses may be changed from time to time upon notification of a fee change from a vendor/provider, and, as applicable, shall be incurred in accordance with Fiserv’s then-current corporate travel and expense policy.

(c) Taxes.  Fiserv shall add to each invoice any sales, use, excise, value added, and other taxes and duties however designated that are levied by any taxing authority relating to the Fiserv Services (“Taxes”).  In no event shall Taxes include taxes based upon Fiserv’s net income.

(d) Payment Terms.  Fees are due and payable monthly upon receipt of invoice.  Client shall pay Fiserv through the Automated Clearing House unless otherwise set forth in the Exhibits.  In the event any invoiced amounts remain unpaid 30 days after payment is due, Client shall pay a monthly late charge of the lesser of 1.5% or the highest amount allowed by law.  Client shall neither make nor assert any right of deduction or set-off from Fees invoiced for Fiserv Services, except as specifically provided herein.  If Client disputes any invoice item, Client shall provide written notice to Fiserv within 15 days of the invoice date specifying in detail the nature of the disagreement.

3.  Confidentiality and Ownership.  (a) Definitions.

(i) “Client Information” means the following types of information provided to or accessed by Fiserv in connection with this Agreement:  (A) confidential plans, information, and other proprietary material of Client that is marked with a restrictive legend, or if not so marked or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Fiserv); (B) customer lists and any information and data concerning the business and financial records of Client’s customers prepared by or for Fiserv, or used in any way by Fiserv in connection with the provision of Fiserv Services (whether or not any such information is marked with a restrictive legend); and (C) any information and data received from Client that Fiserv reasonably ought to know is confidential (whether or not any such information is marked with a restrictive legend).

(ii) “Fiserv Information” means the following types of information provided to or accessed by Client in connection with this Agreement: (A) confidential plans, information, research, development, trade secrets, business affairs (including that of any Fiserv client, supplier, or affiliate), and other proprietary material of Fiserv that is marked with a restrictive legend, or if not so marked or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Client); (B) Fiserv’s information security plans, business continuity plans, proprietary computer programs (including custom software modifications, software documentation, databases, and training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs embodied or incorporated therein), all copyrights, patent rights, trademark rights and other proprietary rights which form part of the Fiserv Services, and the terms and conditions of this Agreement (whether or not any such information is marked with a restrictive legend); and (C) any information and data received from Fiserv that Client reasonably ought to know is confidential (whether or not any such information is marked with a restrictive legend).

(iii) “Information” means Client Information and Fiserv Information.  No obligation of confidentiality applies to any Information that the receiving party (“Recipient”) (A) already possesses without obligation of confidentiality; (B) develops independently; or (C) rightfully receives without obligation of confidentiality from a third party.  No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.

(b) Obligations.  Recipient agrees to hold as confidential all Information it receives from the disclosing party (“Discloser”).  All Information shall remain the property of Discloser or its suppliers and licensors.  Recipient will use the same care and discretion to avoid disclosure of Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care.  Recipient may only use Information in accordance with the purpose of this Agreement.  Fiserv specifically agrees that it will not use or disclose any non-public personal information about Client’s customers in any manner prohibited by Title V of the Gramm-Leach-Bliley Act or the regulations issued thereunder (“GLB”).  Recipient may disclose Information to: (i) its employees and employees of permitted subcontractors and affiliates who have a need to know; and (ii) any other party with Discloser’s prior written consent.  Before disclosure to any of the above parties, Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement.  Recipient may disclose Information to the extent required by law.  However, Recipient agrees to give Discloser prompt notice, if legally permissible, so that Discloser may seek a protective order.  At Recipient’s option, Information will be returned to Discloser or destroyed (except as may be contained in back-up files created in the ordinary course of business that are recycled in the ordinary course of business over a 30- to 90-day period or such longer period as required by applicable law) at the termination or expiration of this Agreement and, upon Discloser’s request, Recipient will certify to Discloser in writing that it has complied with the requirements of this sentence.  The provisions of this sub-section survive any termination or expiration of this Agreement.

(c) Residuals.  Nothing contained in this Agreement shall restrict Recipient from the use in its business of any ideas, concepts, know-how, or techniques contained in Information that are related to Recipient’s business activities and retained in the unaided memory of Recipient’s employees.

(d) Fiserv System and Client Systems.  Fiserv systems used in the delivery of Services (the “Fiserv System”) and Client’s networks and computer systems (“Client Systems”) contain information and computer software that are proprietary and confidential information of the respective parties, their suppliers, and licensors.  Each party agrees not to attempt to circumvent the devices employed by the other party to prevent unauthorized access thereto, including, but not limited to, alterations, decompiling, disassembling, modifications, and reverse engineering thereof.

(e)  Ownership.  With the exception of Client Information, all information, reports, studies, object or source code, flow charts, diagrams, and other tangible or intangible material of any nature whatsoever produced by Fiserv or jointly with Client or by any of their employees or agents, through or as a result of or related to any of the Services performed or Products provided hereunder, shall be the sole and exclusive property of Fiserv or its corporate parent.  Client shall execute documents reasonably required by Fiserv to perfect such rights.  Client shall be entitled to use all such work product in accordance with the terms and conditions of this Agreement.

(f)  Restrictions.  Without limiting any other obligation set forth in this Section 3, Client shall not use, transfer, distribute, interface, integrate, or dispose of any information or content contained in Fiserv Services in any manner that could compete with the business of Fiserv.  Client shall not: (i) use the Fiserv Services to provide services to third parties; or (ii) reproduce, republish or offer any part of the Fiserv Services (or compilations based on any part of the Fiserv Services) for sale or distribution in any form, over or through any medium, without the prior written consent of Fiserv.  In like manner, Fiserv shall not use, transfer, distribute, interface, integrate, or dispose of any information or content contained in Client’s information in any manner that could compete with the business of Client.  Fiserv shall not: (i) use the Client information to provide services to third parties; or (ii) reproduce, republish or offer any part of the Fiserv Services (or compilations based on any part of the Client’s information) for sale or distribution in any form, over or through any medium, without the prior written consent of Client.

4.  Information Security.  (a) General.  Fiserv has implemented and shall maintain appropriate measures designed to meet the objectives of the applicable guidelines establishing information security standards as adopted by any federal regulatory agencies having jurisdiction over Client’s affairs (“Guidelines”). These measures include appropriate disposal of consumer information as required, and taking appropriate actions to address incidents of unauthorized access to Client’s sensitive customer information, including notification to Client as soon as possible of any such incident.  Without limiting the foregoing, Fiserv’s information security program is designed to: (i) ensure the security and confidentiality of customer information; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; and (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer.  Upon Client’s written request, Fiserv shall provide Client with copies of any associated audit reports, summaries of test results or equivalent measures taken by Fiserv to ensure that its information security program meets the objectives of the Guidelines.

(b) Client Requirements.  As mutually agreed and at Client’s expense, Fiserv shall make commercially reasonable modifications to its information security program to conform to Client’s information security requirements, as they exist from time to time.

(c) Fiserv Plan.  Within 30 days of Client’s written request, Fiserv shall provide to Client a summary copy of Fiserv’s written information security plan, and thereafter upon Client’s request will provide updates on the status of its information security plan.

(d)  Security Testing.  Fiserv may use a third party to provide monitoring, penetration and intrusion testing with respect to certain Services.  Upon Client’s written request, Fiserv agrees to provide Client with a copy of its most recent security certification, if any, for the applicable Fiserv service center providing such Services.

(e)  Client Notification.  Client agrees that it shall notify Fiserv as soon as possible upon becoming aware of any incident of unauthorized access to any Information or the Fiserv System.

(f)  Data Encryption.  Client agrees to comply with Fiserv’s then-current data encryption policies and controls regarding transmission to and from Fiserv of tapes, images, Client Files as defined in Section 6(a), or other data in connection with the Fiserv Services (collectively, “Data”).  If Client requests or requires Fiserv to send, transmit, or otherwise deliver Data to Client or any third party in any manner not in compliance with such policies and controls, then, notwithstanding any other provision of this Agreement:  (i) Client understands and accepts all risk of transmitting Data in an unencrypted or otherwise noncompliant format; (ii) Client releases and discharges Fiserv and its employees, officers, directors, agents, and affiliates from any and all liability, damage, or other loss under this Agreement or otherwise (collectively, “Loss”) suffered by or through Client arising out of the transmission, destruction, or loss of such Data, including without limitation any information security or privacy breach related to such Data; and (iii) Client shall indemnify and hold harmless Fiserv and its employees, officers, directors, agents, and affiliates from any Loss suffered by any of them arising out of the transmission, destruction, or loss of such Data, including without limitation any information security or privacy breach related to such Data.

5.  Hiring and Employment. (a) Background Checks.  Fiserv shall not knowingly permit any Fiserv employee to have access to the premises, records or data of Client when such employee: (i) uses drugs illegally; or (ii) has been convicted of a crime in connection with a dishonest act or a breach of trust, as set forth in Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. 1829(a).  Consistent with Fiserv’s employment practices, newly hired Fiserv employees: (x) as from 1996, are required to pass a pre-employment criminal background check; and (y) as from 1993, are required to pass a pre-employment drug screening.  Upon Client’s reasonable request and at its expense, Fiserv agrees to perform additional reasonable background checks on those of Fiserv’s employees who will have access to Client facilities or Client Systems located at Client facilities.  The results of all such background checks shall be retained solely by Fiserv.

(b)  Equal Employment.  Each party agrees that it shall not discriminate against any employee or applicant for employment because of race, creed, color, age, sex, national origin, marital status, liability for service in the armed forces, disability due to veteran status, status as veteran of the Vietnam era, or the handicapped, and it shall comply with all applicable requirements of the Equal Opportunity Clause set forth in Executive Order 11246, as amended, and its implementing instructions, as well as the Rehabilitation Act of

1973 and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974.

6.  Regulatory Agencies, Regulations and Legal Requirements.  (a) Client Files.  Records maintained and produced for Client (“Client Files”) may be subject to examination by such Federal, State, or other governmental regulatory agencies as may have jurisdiction over Client’s business to the same extent as such records would be subject if maintained by Client on its own premises, and in any such event, if allowed by requesting authority, Fiserv agrees to immediately notify Client of any such request.  Client agrees that Fiserv is authorized to give all reports, summaries, or information contained in or derived from the data or information in Fiserv’s possession relating to Client when formally requested to do so by an authorized regulatory or government agency.  Client agrees to pay Fiserv its then-current rates for all research work resulting from regulatory requests, government agency requests, and legal process requests such as subpoena or search warrant, whether issued during or after the term of this Agreement.

(b) Compliance with Regulatory Requirements.  Client agrees to comply with regulatory and legal requirements applicable to Client’s receipt of Fiserv Services, which may include without limitation:

(i) submitting a copy of this Agreement to the appropriate regulatory agencies prior to the date Services commence;

(ii) providing adequate notice to the appropriate regulatory agencies of the termination of this Agreement or any material changes in Services;

(iii) retaining records of its accounts as required by regulatory authorities;

(iv) obtaining and maintaining, at its own expense, any Fidelity Bond required by any regulatory or governmental agency; and

(v) Fiserv and Client will maintain, at their own expense, such casualty and business interruption insurance coverage for loss of records from fire, disaster, or other causes, and taking such precautions regarding the same, as may be required by regulatory authorities.

7.  Warranties and Indemnification. (a) By Fiserv.

(i) Fiserv represents and warrants that: (A) no contractual obligations exist that would prevent Fiserv from entering into this Agreement; (B) Fiserv has the requisite authority to execute, deliver, and perform Fiserv’s obligations under this Agreement; (C) Services will conform to the specifications set forth in the Exhibits; (D) Fiserv will perform Client’s work accurately provided that Client supplies accurate data and information, and follows the procedures described in all Fiserv documentation and notices; (E) Fiserv personnel will exercise due care in provision of Services; (F) functionality provided by the Fiserv System will enable Client to comply in all material respects with Federal regulations generally applicable to Fiserv’s clients in the industry in which the functionality is intended to be used; and (G) Fiserv will comply with Federal regulations applicable to Fiserv’s performance of its obligations under this Agreement.

(ii) Fiserv shall defend and indemnify Client and hold it harmless against any and all amounts payable by Client under any judgment, verdict, court order or settlement entered or agreed in any third party claim or action that alleges that the Fiserv System infringes a United States patent, copyright, or other proprietary right of such third party (“Infringement Claim”).  Client agrees to notify Fiserv promptly of any Infringement Claim and grants Fiserv the sole right to control the defense and disposition of all Infringement Claims.  Client shall provide Fiserv with reasonable cooperation and assistance in the defense of any Infringement Claim. The obligations set forth in this paragraph are Fiserv’s entire liability and Client’s sole and exclusive remedy for any Infringement Claim.

THE WARRANTIES STATED ABOVE AND IN THE EXHIBITS, IF ANY, ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY FISERV.  CLIENT ACKNOWLEDGES THAT IT HAS INDEPENDENTLY EVALUATED THE FISERV SERVICES AND THEIR APPLICATION TO CLIENT’S NEEDS.  FISERV DOES NOT MAKE, AND CLIENT HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND FROM A COURSE OF DEALING OR USAGE OR TRADE.

(b) By Client.

(i)             Client represents and warrants that: (A) no contractual obligations exist that would prevent Client from entering into this Agreement; (B) it has complied with all applicable regulatory requirements; and (C) it has requisite authority to execute, deliver, and perform this Agreement.

(ii)  Client shall indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against: (A) any claims or actions arising out of the use by Client of the Fiserv System in a manner other than that provided in this Agreement; and (B) any and all claims by third parties through Client arising out of the performance and non-performance of Fiserv Services by Fiserv, provided that the indemnity listed in clause (B) hereof shall not preclude Client’s recovery of damages from Fiserv pursuant to the terms and subject to the limitations of this Agreement.

8.  Limitation of Liability.  IN NO EVENT SHALL FISERV BE LIABLE FOR LOSS OF GOODWILL, OR FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR TORT DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN TORT OR IN CONTRACT.  EXCEPT FOR CLAIMS RELATED TO PROPRIETARY RIGHTS OR PAYMENT OBLIGATIONS, NEITHER PARTY MAY ASSERT ANY CLAIM AGAINST THE OTHER RELATED TO THIS AGREEMENT MORE THAN 2 YEARS AFTER SUCH CLAIM ACCRUED.  FISERV’S AGGREGATE LIABILITY TO CLIENT OR ANY THIRD PARTY FOR ANY AND ALL CLAIMS OR OBLIGATIONS RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL FEES PAID BY CLIENT TO FISERV FOR THE FISERV SERVICE RESULTING IN SUCH LIABILITY IN THE 2 MONTH PERIOD PRECEDING THE DATE THE CLAIM ACCRUED.

9.  Term and Termination.  (a) Term. The initial term of this Agreement shall end 66 months following the date Fiserv Services are first used by Client in live production. Unless written notice of non-renewal is provided by either party at least 120 days prior to expiration of the initial term or any renewal term, this Agreement shall automatically renew for additional term(s) of 3 years.  This Agreement shall be effective on the earlier of the Effective Date and the day services are first provided to Client by Fiserv.

(b) Material Breach; Failure to Pay.

(i)  Either party may terminate this Agreement in the event of a material breach by the other party not cured within 90 days following written notice stating, with particularity and in reasonable detail, the nature of the claimed breach.

(ii)  In the event any invoice remains unpaid by Client 30 days after due, Fiserv may terminate this Agreement and/or Client’s access to and use of Fiserv Services.

(c) Remedies.  Remedies contained in this Section 9 are cumulative and are in addition to the other rights and remedies available to Fiserv under this Agreement, by law or otherwise.

(d) Defaults.  If Client:

(i) fails to cure its material breach, or fails to pay amounts due, each as set forth in Section 9(b);

(ii) deconverts any data or information from the Fiserv System either without Fiserv’s prior written consent or in violation of this Agreement; or

(iii) commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Code or becomes insolvent or if any substantial part of Client’s property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency;

then, in any such event, Fiserv may, upon written notice, terminate this Agreement and be entitled to recover from Client as liquidated damages an amount equal to the present value of all payments remaining to be made hereunder for the remaining unused term of this Agreement.  For purposes of the preceding sentence, present value shall be computed using the “prime” rate (as published in The Wall Street Journal) in effect at the date of termination and “all payments remaining to be made” shall be calculated by multiplying the average monthly invoices for the 6 months immediately preceding the date of termination by the remaining months of the term.  Client agrees to reimburse Fiserv for any expenses Fiserv may incur, including reasonable attorneys’ fees, in taking any of the foregoing actions.

(e) Convenience; Early Termination.  If Client terminates this Agreement or reduces or terminates Fiserv Services for any reason other than pursuant to Section 9(b)(i), Client shall pay a termination fee based on the remaining unused term of this Agreement.  Such fee shall be determined by multiplying the average of the monthly invoices for each Fiserv Service received by Client during the 6-month period preceding the effective date of termination (or if no monthly invoice has been received, the sum of the estimated monthly billing for each Fiserv Service to be received hereunder) by 80% times the remaining months of the term, plus any unamortized conversion fees or third party costs existing on Fiserv’s books on the date of termination.

(f) Liquidated Damages.  Client understands and agrees that Fiserv losses incurred as a result of early termination of the Agreement would be difficult or impossible to calculate as of the effective date of termination since they will vary based on, among other things, the number of clients using the Fiserv System on the date the Agreement terminates.  Accordingly, the amounts set forth in Sections 9(d) and (e) represent Client’s agreement to pay and Fiserv’s agreement to accept as liquidated damages (and not as a penalty) such amount for any such termination.

10.  Dispute Resolution.  (a) Informal. Before initiating arbitration or other legal action against the other relating to a dispute herein, the parties agree to work in good faith to resolve disputes and claims arising out of this Agreement.  To this end, either party may request that each party designate an officer or other management employee with authority to bind such party to meet to resolve the dispute or claim.  If the dispute is not resolved within 30 days of the commencement of informal efforts under this paragraph, either party may pursue formal dispute resolution.  This paragraph will not apply if: (i) expiration of the applicable time for bringing an action is imminent; or (ii) injunctive or other equitable relief is necessary to protect a party’s proprietary rights.

(b)  Arbitration.  Except with respect to disputes arising from a misappropriation or misuse of either party’s proprietary rights, any dispute or controversy arising out of this Agreement or its interpretation that is not resolved under Section 10(a), may be submitted to and resolved by arbitration under the then prevailing rules of Judicial Arbitration and Mediation Services, Inc. (JAMS). A party seeking arbitration shall submit written notice of its request for arbitration to the other party, setting forth the specifics of the claim being made. If the parties agree to arbitrate such dispute, a formal demand for arbitration shall be submitted to JAMS by such requesting party.  The arbitration shall be heard before an arbitrator mutually agreeable to the parties; provided, that if the parties cannot agree on the choice of arbitrator within 10 days after the parties agree to arbitrate, then the arbitration shall be heard by 3 arbitrators, 1 chosen by each party, and the third chosen by those 2 arbitrators.  The arbitrators will be selected from a panel of persons having experience with and knowledge of information technology and at least 1 of the arbitrators selected will be an attorney.  Discovery shall not be permitted.  A hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than 90 days from the date demand for arbitration is submitted to JAMS.  The arbitrator(s) must render a decision within 10 days after the conclusion of such hearing.  Any award in such arbitration shall be final and binding upon the parties and the judgment thereon may be entered in any court of competent jurisdiction.

(c) Applicable Law.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1–16 and the Federal Rules of Evidence.  The arbitrators shall apply the substantive law of the State of New York, without reference to provisions relating to conflict of laws.  The arbitrators shall not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement, nor to grant any extension, renewal, or continuance of this Agreement.  The arbitrators shall have the authority to grant any legal remedy available had the parties submitted the dispute to a judicial proceeding.

(d) Location.  If arbitration is used to resolve any disputes between the parties, the proceedings to resolve any such dispute shall be held in the headquarters city of the party receiving the request for arbitration from the other party, specifically Atlanta, GA for Fiserv and Charlotte, NC for Client.

11.  Audit.  (a) General. Fiserv employs an internal auditor responsible for ensuring the integrity of its processing environments and internal controls.  In addition, Fiserv provides for periodic independent audits of its operations, which shall include an annual SAS-70 Type II audit to the extent required by law or regulation.  Fiserv shall provide Client with a copy of such independent audit report of the Fiserv service center providing Services within a reasonable time after its completion and shall charge each client a fee based on the pro rata cost of such audit.  If material deficiencies affecting the Services are noted in such audit report, Fiserv will develop and implement an action plan to address and resolve any such deficiencies within a commercially reasonable time at Fiserv’s expense.

(b) Regulatory.  As specifically permitted by law and regulation, Fiserv acknowledges and agrees that regulators shall be permitted to audit Fiserv’s performance under this Agreement at any time during Fiserv’s normal business hours.

(c) Billing Records.  Upon Client’s reasonable request in writing, Fiserv shall provide Client with documentation supporting the amounts invoiced by Fiserv hereunder for the 12-month period preceding such Client request. If such documentation reveals the amounts paid to Fiserv exceed the amounts to which Fiserv is entitled and such amounts are independently verified, Fiserv shall promptly remit the amount of such overpayment.

12.  General.  (a) Binding Agreement; Assignment.  This Agreement is binding upon the parties and their respective successors and permitted assigns.  Neither this Agreement nor any interest may be sold, assigned, transferred, pledged, or otherwise disposed of by Client, whether pursuant to change of control, by operation of law or otherwise, without Fiserv’s prior written consent, which shall not be unreasonably withheld.  Client agrees that Fiserv may subcontract any services to be performed hereunder; provided that any such subcontractors shall be required to comply with all applicable terms and conditions of this Agreement, and Fiserv shall remain primarily liable for the performance of any such subcontractors.

(b) Entire Agreement; Amendments.  This Agreement, including its Exhibits and Appendices (if any), which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto.  Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party not embodied herein.  Modifications of this Agreement must be in writing and signed by duly authorized representatives of the parties.  In the event the provisions of any Exhibit conflict with the provisions of this Agreement, this Agreement shall control unless the applicable Exhibit expressly provides that its provisions control.

(c) Severability.  If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

(d) Governing Law; Jury Trial Waiver.  This Agreement will be governed by the substantive laws of the State of New York, without reference to provisions relating to conflict of laws.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.  Both parties agree to waive any right to have a jury participate in the resolution of any dispute or claim between the parties or any of their respective affiliates arising under this Agreement.

(e) Force Majeure.  Neither party shall be responsible for delays or failures in performance resulting from acts of God, acts of civil or military authority, fire, flood, strikes, war, epidemics, pandemics, shortage of power, or other acts or causes reasonably beyond the control of that party. The party experiencing the force majeure event agrees to give the other party notice promptly following the occurrence of a force majeure event, and to use diligent efforts to re-commence performance as promptly as commercially practicable.

(f) Notices.  Any written notice required or permitted to be given hereunder shall be given by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid; (ii) confirmed facsimile; or (iii) nationally recognized overnight courier service to the other party at the addresses listed on the cover page or to such other address or person as a party may designate in writing.  All such notices shall be effective upon receipt.

(g) No Waiver.  The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

(h) Prevailing Party.  The prevailing party in any arbitration, suit, or action brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs, expenses, and attorneys’ fees of bringing such arbitration, suit, or action.

(i) Survival.  All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

(j) Exclusivity.  Client agrees that Fiserv shall be the sole and exclusive provider of the services that are the subject matter of this Agreement.  For purposes of the foregoing, the term “Client” shall include Client affiliates.  Client agrees not to enter into an agreement with any other entity to provide these services (or similar services), and not to perform these services (or similar services) for itself, during the term of this Agreement without Fiserv’s prior written consent, which shall not be unreasonably withheld.  If Client acquires another entity, the exclusivity provided to Fiserv hereunder shall take effect with respect to such acquired entity as soon as practicable after expiration or earlier termination of such acquired entity’s previously existing arrangement for these services.  If Client is acquired by another entity, the exclusivity provided to Fiserv hereunder shall apply with respect to the level or volume of services provided immediately prior to the signing of the definitive acquisition agreement relating to such acquisition and shall continue with respect to the level or volume of such services until any termination or expiration of this Agreement.

(k) Recruitment of Employees. Client and Fiserv shall not, without the other’s prior written consent, directly or indirectly, solicit for employment or hire any Restricted Employee (as defined herein) while such person is employed by Client or Fiserv and for the 12-month period starting on the earlier of: (i) termination of such Restricted Employee’s employment, or (ii) termination or expiration of this Agreement.  “Restricted Employee” means any former or current employee of either Fiserv or Client or their affiliates that the other becames aware of or came into contact with during Fiserv’s provision of services under this Agreement.

(l) Publicity.  Client and Fiserv shall have the right to make general references about each other and the type of services being provided hereunder to third parties, such as auditors, regulators, financial analysts, and prospective customers and clients, provided that in so doing Client or Fiserv does not breach Section 3 of this Agreement.  The parties may mutually agree on a press release relating to the execution of this Agreement.  In conjunction with this, the party initiating such release shall give the other party a reasonable opportunity to review and comment on the content thereof prior to its release.

(m) Independent Contractors.  Client and Fiserv expressly agree they are acting as independent contractors and under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose.  This Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity, or to make commitments of any kind for the account of or on behalf of the other except as expressly authorized herein.

(n)  No Third Party Beneficiaries.  No third party shall be deemed to be an intended or unintended third party beneficiary of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

For Client:		For Fiserv:

Coastal Carolina National Bank, In organization		Fiserv Solutions, Inc.

By:		By:

Name:	Ms. Holly Schreiber	Name:	Jerry C. Tull

Title:	CFO	Title:	EVP – ITI Outsourcing, Southeast Region